UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2020

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600
(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 W. Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Supplemental Indenture for 2.400% Senior Notes due 2031

On August 24, 2020, Concho Resources Inc. (the “Company”) completed the public offering of $500 million aggregate principal amount of the Company’s 2.400% Senior Notes due 2031 (the “Notes”). The Notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current subsidiaries (collectively, the “Subsidiary Guarantors”).

The terms of the Notes are governed by the indenture dated as of September 18, 2009 (the “Base Indenture”), among the Company, certain of the Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the seventeenth supplemental indenture, dated as of August 24, 2020 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”).

The Notes will mature on February 15, 2031, and interest is payable on each February 15 and August 15, commencing on February 15, 2021. The Company may redeem some or all of the Notes at any time on or after November 15, 2030 at par, and it may redeem some or all of the Notes at any time prior to November 15, 2030 on a “make-whole” basis, in each case as specified in the Supplemental Indenture. If a Change of Control Triggering Event (as defined in the Indenture) occurs with respect to the Notes, each holder of the Notes will have the right to require the Company to repurchase such holder’s Notes at a purchase price equal to 101% of par, plus accrued and unpaid interest, if any, to the date of repurchase.

The Notes are the Company’s senior unsecured obligations and will rank equally in right of payment with all of the Company’s existing and future senior debt, including all borrowings under the Company’s credit facility, and rank senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated in right of payment to all of the Company’s future secured debt to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all liabilities of any of the Company’s future subsidiaries that do not guarantee the Notes.

The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) create liens that secure debt and (ii) merge or consolidate with another company. These covenants are subject to a number of important exceptions and qualifications.

The Indenture contains customary events of default with respect to the Notes, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $150.0 million or more;

•

certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the Indenture) or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•

failure by the Company or any Significant Subsidiary or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $150.0 million within 60 days; and

•

any Subsidiary Guarantee of a Significant Subsidiary or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

If an event of default under the Indenture occurs with respect to the Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes to be due and payable, or in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

Other material terms of the Notes, the Base Indenture and the Supplemental Indenture are described in the final prospectus supplement, dated August 10, 2020, as filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission on August 11, 2020. The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Supplemental Indenture (including the form of Notes attached thereto), a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Seventeenth Supplemental Indenture, dated August 24, 2020, among Concho Resources Inc., the subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 2.400% Senior Notes due 2031 (included in Exhibit 4.1).

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: August 24, 2020	By:	/s/ Travis L. Counts
	Name:	Travis L. Counts
	Title:	Senior Vice President, General Counsel and Corporate Secretary